ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of the 14th day of August, 1998, by and among Omega Orthodontics, Inc., a Delaware corporation ("OMEGA") and Richard A. Levin, D.D.S., ("Dr. Levin"), who is duly licensed to practice orthodontics in the States of California and New Mexico (the "States") and Richard A. Levin, D.D.S., Inc., a California professional corporation (the "PC").

                                    RECITALS

A. OMEGA provides professional management and marketing services to orthodontic and other dental specialty practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of such practices, and which services are provided directly or indirectly through management service organizations.

B. Dr. Levin owns all of the issued and outstanding shares of the PC.

C. Dr. Levin owns and operates an orthodontic practice (the "Orthodontic Practice") with offices located at 5251 and 5253 Lampson Ave, Garden Grove, California (the "Orthodontic Offices") and furnishes orthodontic care to the general public. As the owner and operator of the Orthodontic Practice, Dr. Levin is the owner of certain personal property located at the Orthodontic Offices, a party to certain contracts relating to the Orthodontic Practice and the beneficiary of other rights related to the Orthodontic Practice.

D. Subject to the terms and conditions of this Agreement, OMEGA, the PC and Dr. Levin have determined that it is in the best interests of each for OMEGA to purchase from Dr. Levin certain of the assets comprising the Orthodontic Practice as provided in Section 1.1 hereof.

E. Pursuant to the terms of an asset purchase agreement executed on even date herewith, Dr. Levin shall sell the professional elements of the Orthodontic Practice to a professional Corporation Owned by Dr. Clark Schneekluth of Huntington Beach, CA, "Dr. Schneekluth") who owns and operates an orthodontic practice in Huntington Beach, and who is under a management agreement with an affiliate of OMEGA.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:

                           ARTICLE I. ASSET PURCHASE

1.1      Purchase; Consideration and Payment.

         At the Closing (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the PC agrees to sell, transfer, convey, assign and deliver to OMEGA, and OMEGA agrees to purchase and acquire from the PC and take delivery of, for the consideration hereinafter provided, all of the PC's right, title and interest in and to all of the assets of the Orthodontic
Practice, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto (such assets and rights of the PC are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I to the Bill of Sale and Assignment (the "Bill of Sale") attached hereto as Exhibit D (the "Excluded Assets"), and including without limitation the following Assets:

         (1) all books, records, machinery and equipment used or owned by the Orthodontic Practice and all other tangible and intangible personal property at or related to the Orthodontic Offices, located at the Orthodontic Offices, or to the Orthodontic Practice conducted therein, located at the Orthodontic Offices;

         (2) all Contracts (as defined below in Section 2.1);

         (3) all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Dr. Levin to any other person relating to Orthodontic Practice;

         (4) any rights of Dr. Levin pertaining to any counterclaims, set-offs or defenses he may have with respect to any of the liabilities assumed by OMEGA; and

         (5) any other rights related in any way whatsoever to the Orthodontic Practice or the Orthodontic Offices, excepting those assets listed on
         Schedule 1 and further excepting those rights and obligations that cannot legally or ethically be held by anyone other than a licensed dentist or orthodontist under applicable laws or ethical rules;

free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Closing), without any further action on the part of any holder thereof, for an aggregate consideration (the "Consideration") of Three Hundred Twenty Nine Thousand Dollars ($329,00) in cash (the "Cash Component"). Additionally, as part of the consideration for this transaction, Dr. Levin shall enter into a non-competition agreement with OMEGA and Dr. Schneekluth under the terms and conditions set forth in Exhibit E. hereof, and for which $250,000 dollars shall be allocated; and the PC shall enter into a professional consulting agreement with Dr. Schneekluth under the terms and conditions set forth in Exhibit "___" hereof, which among other terms shall require fixed minimum compensation of Eighteen Thousand Dollars ($18,000) of which Twelve Thousand Dollars ($12,000) shall be paid to the PC at closing.

1.2      Adjustment; Allocation.

         (a) The  Consideration  shall be subject to adjustments at Closing for:
         (i) prepaid and underpaid rent and other lease obligations, if the leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations; and (iii) any accounts payable of the Orthodontic Practice which have accrued prior to the Closing and which remain unpaid as of such time (the "Accounts Payable") in excess of an amount equal to one-half (1/2) of one "Average" month of gross income from the Orthodontic Practice. As used herein, Average shall mean an average of the gross income of the Orthodontic Practice using the last twelve months prior to the end of the month immediately preceding the Closing.

         (b) The parties hereby agree to allocate the Consideration among the Assets in accordance with Section 1060 of the Internal Revenue Code (the "Code") on the basis of the fair market value of the Assets as of the Closing, which allocation shall be reduced to writing and acknowledged by the parties at Closing. The parties agree to file timely any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code. The parties further agree that they shall report the federal, state, municipal, foreign and local and other tax consequences of the purchase and sale hereunder in a manner consistent with the allocation determined pursuant to this section, and that they shall not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise.

1.3 Time and Place of Closing.

      The closing of the transactions contemplated hereby (herein called the "Closing") shall be held at the offices of Richard M. Blumenthal, Esq., 5 Park Plaza, Suite 800, Irvine, California on or before August 15, 1998, or at such other place, date or time as may be fixed by mutual agreement of the parties.

1.4 Delivery  of  Records,  Contracts;  Transfer  of  Accounts.

     At the Closing, Dr. Levin and the PC shall deliver or cause to be delivered to OMEGA:

         (a) all of the Assets, including without limitation, books, records, leases, contracts, employment agreements, non-compete agreements, commitments and rights relating to the Orthodontic Practice, with such rights of transfer so as to allow OMEGA the full benefit of the same.

         (b) Evidence of malpractice insurance coverage for the current and five
         (5) prior years naming Dr. Levin (and any successor) as a co-insured or otherwise assigning to OMEGA and its successor the full benefits thereof.

         (c) any documentation necessary for the transfer of any of the Assets, including the Bill of Sale, together with any warranty or other documentation. Dr. Levin shall cooperate with OMEGA in the transfer of any utility accounts for the Orthodontic Offices, so long as Dr. Levin is reimbursed for any costs incurred as a direct result of such cooperation.

                        ARTICLE II. ASSUMED LIABILITIES

2.1 Contracts. For purposes of this Article II the term "Contracts" shall mean only those leases, licenses, permits, contracts, subleases, registrations, authorizations, commitments, purchase orders, contracts to purchase materials and supplies, and all other agreements (whether written or oral) that relate to the Orthodontic Practice and are set forth on Exhibit Y attached hereto.

2.2 Transfer. At the Closing, Dr. Levin and the PC shall assign and transfer to OMEGA all of Dr. Levin's and the PC's right, title and interest in and to the Contracts and OMEGA shall assume and agree to perform all obligations and liabilities on the part of Dr. Levin and the PC under the Contracts accruing on and after the Closing; provided that to the extent that the assignment of any Contract is not permitted without the consent of the other party or parties to such Contract, this Agreement shall not constitute an agreement to assign such Contract if such consent is not given; and provided further that Dr. Levin, the PC and OMEGA, as appropriate, shall use all reasonable efforts to obtain such consents, it being understood that such reasonable efforts shall not include any requirement to offer or grant financial accommodations to any third party. OMEGA shall reimburse Dr. Levin for such costs incurred as a direct result of obtaining the aforementioned consents. There shall be no adjustment to the purchase price for the Assets due to the inability to have any Contract assigned.

2.3 Assumption of Liabilities by OMEGA. At the Closing, Dr. Levin and the PC shall assign to OMEGA, and OMEGA shall assume and pay, perform and discharge the obligations and liabilities on the part of Dr. Levin and the PC under the Contracts arising on and after the Closing and no other liabilities or obligations (collectively, the "Assumed Liabilities").

2.4 No Enlargement. The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Levin or the PC.

2.5 No Other Liabilities Assumed. OMEGA, the PC and Dr. Levin intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of the PC's or Dr. Levin's obligations other than the Assumed Liabilities specified in Section
2.3. Except for the Assumed Liabilities specified in Section 2.3, OMEGA and Dr. Levin expressly agree OMEGA is acquiring the Assets free and clear of all liens, claims and encumbrances.

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

The  Representations  and  Warranties  of Dr.  Levin and the PC in the  attached
Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA in the attached Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.

                       ARTICLE IV. COVENANTS OF DR. LEVIN

Dr. Levin and the PC hereby covenants and agree with OMEGA as follows:

4.1 Conduct of Business. Between the date of this Agreement and the Closing, Dr. Levin will do the following unless OMEGA shall otherwise consent in writing:

         (a) conduct the PC's business only in the ordinary course, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

         (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Assets;

         (c) refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

         (d) refrain from offering patients discounts of six percent (6%) or more for prepayments of fees for service;

         (e) refrain from selling, assigning or otherwise transferring accounts receivable to any bank, finance company or other third party;

         (f) maintain accounts payable at levels consistent with past practices;

         (g) use his best efforts to keep available his present employees and to preserve the goodwill of all patients, suppliers, and others having business relations with him;

         (h) not commit or fail to commit any act which would cause Dr. Levin to suffer the revocation, suspension or limitation of Dr. Levin's license; and

         (i) permit OMEGA and its authorized representatives to have full access to all properties, assets, records, PC tax returns, records, contracts and documents which pertain to the orthodontic practice and furnish to OMEGA or its authorized representatives such financial and other information with respect to his business or properties as OMEGA may from time to time reasonably request.

4.2 Authorization from Others. Prior to the Closing, Dr. Levin will have obtained all assignments, authorizations, consents and permits of others required to permit the consummation by the PC and Dr. Levin of the transactions contemplated by this Agreement. In the event any necessary authorizations have not been received, Dr. Levin shall inform Omega thereof and the parties shall meet and mutually resolve such issues.

4.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, Dr. Levin and the PC shall give detailed written notice thereof to OMEGA to and shall use his best efforts to prevent or promptly remedy the same.

4.4 Consummation of Agreement. Dr. Levin and the PC shall use their best efforts to perform and fulfill all conditions and obligations on his or its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

                         ARTICLE V. COVENANTS OF OMEGA.

OMEGA hereby covenants and agrees with Dr. Levin as follows:

5.1 Authorization from Others.  Prior to the Closing,  it will have obtained all
authorizations,   consents  and  permits  of  others   required  to  permit  the
consummation by it of the transactions contemplated by this Agreement.

5.2 Consummation of Agreement. It shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

5.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, of would been known to it prior to the date hereof, of any of its representations and warranties contained in or referred to in this Agreement, OMEGA shall give detailed written notice thereof to Dr. Levin and the PC and shall use its best efforts to prevent or promptly remedy the same.

                 ARTICLE VI. CONDITIONS TO OBLIGATIONS OF OMEGA

The obligations of OMEGA to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VI will have been accomplished.

6.1 Representations; Warranties; Covenants. Each of the representations and warranties of the PC and Dr. Levin contained in Schedule 1 shall be true and correct as though made on and as of the Closing, and the PC and Dr. Levin shall have performed all of his obligations hereunder which by the terms hereof are to be performed on or before the Closing.

6.2 PC. Dr. Levin shall have furnished to OMEGA (i) a certificate of the State Secretary of State as to the legal existence and professional corporation good standing of the PC; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of PC authorizing and approving the sale of the PC.

6.3 Non-competition Agreement. Dr. Levin shall have executed the non-competition agreement attached as Exhibit E.

6.4 [INTENTIONALLY OMITTED]

6.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

6.6 Notices. Dr. Levin shall, at OMEGA's and Dr. Schneekluth's request and expense, notify all patients and obligors of the transactions contemplated hereunder pursuant to notice in a form mutually acceptable to the parties and which is comparable in scope to the form attached hereto as Exhibit C.

6.7 Financial Condition. The financial condition of the Orthodontic Practice shall not be materially adversely different from the Financial Statement, as determined by OMEGA. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Orthodontic Practice, nor any material loss or damage to the Assets, whether or not insured, which materially affects the ability of the Orthodontic Practice to conduct its business. Dr. Levin shall have delivered to OMEGA a certificate, dated as of the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and which incurred since the date of the Financial Statement in the ordinary course of business.

6.8 Due Diligence. OMEGA, acting in good faith and in its sole discretion, shall be reasonably satisfied with the results of its "Due Diligence" on the PC and the Orthodontic Practice as not reflecting any data or information which individually or in the aggregate, if previously disclosed, would have indicated that there was a material adverse change in the professional status of Dr. Levin or the business of the Orthodontic Practice or in the condition of the Assets or the prospects (financial or otherwise) of the Orthodontic Practice from the information provided prior to the date hereof. As used herein, Due Diligence shall mean, without limitation, the results of any investigations or analyses conducted by or on behalf of OMEGA (financial or otherwise) related to, or otherwise deemed material by OMEGA, regarding the PC and the Orthodontic Practice, including location of the Orthodontic Offices and its demographics, the leases, the Equipment, insurance, licensing, malpractice issues, liabilities, compliance with laws and regulations and health surveys.

              ARTICLE VII. CONDITIONS TO OBLIGATIONS OF DR. LEVIN

The obligations of Dr. Levin and the PC to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article VII will have been accomplished.

7.1 Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA contained in Schedule 2 shall be true and correct as though made on and as of the Closing and OMEGA shall have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

7.2  Non-competition   Agreement.   OMEGA  and  Dr.  Schneekluth's  professional
Corporation shall have executed the non-competition agreement attached as Exhibit "E"

7.3  Professional   Consulting   Agreement.   Dr.   Schneekluth's   professional
corporation shall have executed the Professional Consulting Agreement attached hereto as Exhibit "___"

7.4 Escrow. Dr. Schneekluth and Dr. Levin shall have concurrently closed escrow at Hallmark Escrow, Mission Viejo, California, Escrow No. 10028, whereby Dr. Schneekluth shall purchase a vendee's interest in real property owned by Dr. Levin, and his spouse, which real property comprises the Orthodontic Offices.

7.5 Professional Practice Assets. Dr. Schneekluth's professional corporation shall have executed all documents, including the professional practice asset purchase agreement attached hereto as Exhibit "__" and paid all agreed consideration to the PC in order to concurrently purchase all professional practice assets of Dr. Levin and the PC as described therein.

7.6 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for the PC and Dr. Levin is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

                    ARTICLE VIII. OBLIGATIONS AFTER CLOSING

8.1      [INTENTIONALLY OMITTED]

8.2 Books and Records. OMEGA shall permit Dr. Levin, his accountants and attorneys, reasonable access to such books and records for the purpose of preparing such tax returns of the PC, Dr. Levin and the Orthodontic Practice as may be reasonably requested after the Closing and for other proper purposes reasonably approved by OMEGA.

8.3 License. Dr. Levin shall maintain all licenses necessary to practice orthodontics in the State of California until August 14, 1999. Dr. Levin shall not commit or fail to commit any act which would cause Dr. Levin or the PC to suffer the revocation, suspension or limitation of Dr. Levin's or the PC's license prior to August 14, 1999.

                          ARTICLE IX. INDEMNIFICATION

9.1 Indemnification By Dr. Levin and the PC. Subject to the limitations set forth in Section 9.3, Dr. Levin agrees to defend, indemnify and hold OMEGA harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA based upon a breach of any representation, warranty or covenant made by Dr. Levin in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

9.2 Indemnification By OMEGA. Subject to the limitations set forth in Section 9.3, OMEGA agrees to defend, indemnify and hold the PC and Dr. Levin harmless from and against such damages, liabilities, losses and expenses of which may be sustained or suffered by the PC or Dr. Levin based upon a breach of any representation, warranty or covenant made by OMEGA in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

9.3  Exclusions.  Notwithstanding Sections 9.1 and 9.2:

(a) no indemnification shall be payable to the extent any claim is covered by insurance; and

(b) no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

9.4 Notwithstanding anything to the contrary contained in this Agreement, or any Schedule or Exhibit hereto, in no event OMEGA, its officers, directors or employees, or Dr. Levin, or the PC of any of their respective heirs, successors, assignees, personal representatives, directors officers, shareholders, agents or employees, be liable for any form of indirect, special, incidental or consequential damages, whether such damages arise in contract or tort, irrespective of fault, negligence or strict liability.

                            ARTICLE X. MISCELLANEOUS

10.1     Termination.

(a) At any time prior to the Closing, this Agreement may be terminated (i) by mutual consent of the parties with the approval of their respective board of directors or members, (ii) by either if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, (iii) by OMEGA if the conditions stated in Article VI have not been satisfied at or prior to the Closing, or (iv) by Dr. Levin if the conditions stated in Article VII have not been satisfied at or prior to the Closing.

(b) [INTENTIONALLY OMITTED]

10.2 Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

10.3 Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

10.4 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:

                  If to Dr. Levin, to:

                  Dr. Richard A. Levin
                  19276 Seabrook Ave.
                  Huntington Beach, CA 92648

                  With a copy to: Richard Blumenthal, Esq.
                  5 Park Plaza, Suite 800
                  Irvine, CA 92614

                  If to the OMEGA, to:

                  Omega Orthodontics, Inc.
                  3621 Silver Spur Lane
                  Acton, California  93510
                  Attn:   Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

10.5 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by my party hereto, have been expressed herein or therein.

10.6 Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either of the parties without the prior written consent of the other party which will not be unreasonably withheld.

10.7 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

10.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of California and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Subject to Section 10.12 below, the parties agree to submit to the jurisdiction of any state or federal court located in Orange County, California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.9 Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The Consideration to be received upon the Closing represents the fair market value of the Assets and is not in any way related to or dependent upon referrals by and between OMEGA and Dr. Levin.

10.10 Further Assurances. Following the execution of this Agreement, Dr. Levin and OMEGA each agrees:

(a) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

(b) to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

(c) to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

10.11 Counterparts; Section Headings; Gender. This Agreement may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.

10.12 Arbitration. In the event of any dispute arising out of, related to or collateral with this Agreement, said dispute shall be submitted to the American Arbitration Association for mandatory, binding arbitration in Orange County, California, pursuant to the rules of the American Arbitration Association ("AAA") then in effect for the resolution of commercial disputes. Only one arbitrator shall be appointed pursuant to said rules. Administrative costs and expenses of the arbitration shall be shared equally by Omega and Dr. Levin. The parties shall be entitled to conduct discovery in accordance with the AAA rules then in effect. The arbitrator shall, in rendering an award, consider and apply California Law. The decision of the arbitrator shall be final and binding. The arbitrator shall have the authority to award attorney fees and costs of arbitration to the prevailing party. However, the arbitrator shall be bound by the terms and conditions of this agreement and shall not be entitled to award any form of indirect, special or consequential damages of any kind. Should any litigation be commenced between the parties to compel arbitration (including proceedings in trial and appellate courts) or to confirm an award of the arbitrator (including proceedings in trial and appellate courts) or for any other reason related to this Agreement, the party prevailing in such litigation shall be entitled to attorneys' fees and court costs incurred in connection with such litigation.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                 RICHARD A. LEVIN D.D.S. INC.,


                                 By: Richard A. Levin, D.D.S., President

                                 By:___________________________
                                 Nancy M. Levin, Secretary


                                 RICHARD A. LEVIN D.D.S.



                                 By:___________________________
                                 Richard A. Levin, D.D.S.


                                 OMEGA ORTHODONTICS, INC.

                                 By:___________________________
                                    Printed Name: Robert J. Schulhof
                                    Its President and Chief Executive Officer


                                 OMEGA ORTHODONTICS, INC.

                                 By:___________________________
                                    Printed Name: Edward M. Mulherin
                                    Chief Financial Officer

                                   Exhibit A

                              Financial Statement

[DR. LEVIN PROVIDE]

                                   Exhibit C

                                     Notice

                                   Exhibit D

                          BILL OF SALE AND ASSIGNMENT

         The undersigned, Richard A. Levin, D.D.S., ("Dr. Levin") and Richard A. Levin, Inc., a California Professional Corporation ("PC") for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sells, assigns, transfers, delivers and conveys to Omega Orthodontics, Inc., a Delaware corporation, having a usual place of business in Acton, California ("OMEGA"), all of his and its right, title and interest in and to all of the assets of the orthodontic practice operated by Dr. Levin and the PC (the "Orthodontic Practice") at 5251 and 5253 Lampson Ave, Garden Grove, California, wheresoever situated and whether or not specifically referred to herein (such assets and rights of Dr. Levin and the PC are collectively referred to as the "Assets"), excepting therefrom the assets listed on Schedule I (the "Excluded Assets"), attached hereto and made a part hereof, and including without limitation, the following Assets:

         (a) all books, records, machinery and equipment ("Equipment"), used or owned by the Orthodontic Practice, and all other tangible and intangible personal property at or related to the Orthodontic Offices, located at the Orthodontic Offices, or to the Orthodontic Practice conducted therein, located at the Orthodontic Offices

         (b) all leases, licenses, permits, contracts, subleases, registrations, authorizations, commitments, purchase orders, contracts to purchase materials, contracts to perform or receive services (including work in process) and supplies, and all other agreements (whether written or oral) relating to the Orthodontic Practice listed on the attached Exhibit Y (the "Contracts");

         (c) all prepaid claims, prepaid taxes and other prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by Dr. Levin to any other person relating to the Orthodontic Practice;

         (d) any rights of Dr. Levin pertaining to any counterclaims, set-offs or defenses he may have with respect to any of the liabilities assumed by OMEGA; and

         (e) any other rights related in any way whatsoever to the Orthodontic Practice or the Orthodontic Offices, excepting those assets listed on Schedule 1 and further excepting those rights and obligations that cannot legally or ethically be held by anyone other than a licensed dentist or orthodontist under applicable laws or ethical rules.

         Dr. Levin and the PC represent that each has good and marketable title in fee simple to all of the Assets, free of liens and encumbrances. All of the Assets are in good repair, have been well maintained, substantially conform with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order, except as stated on Schedule II, attached hereto and made a part hereof. OMEGA hereby acknowledges and agrees that it is purchasing and accepting all of the Assets in an "AS-IS" condition as of this date, without any representations or warranties as to the condition thereof.

         OMEGA assumes and agrees to pay, perform and discharge OMEGA shall assume and pay, perform and discharge the obligations and liabilities on the part of Dr. Levin and the PC under the Contracts arising on and after the Closing and no other liabilities or obligations (collectively, the "Assumed Liabilities").

         The assumption by OMEGA of the Assumed Liabilities shall not enlarge any rights or remedies of any third party under any Contract with Dr. Levin or the PC.

         OMEGA and Dr. Levin intend that OMEGA shall not assume or be obligated to pay, perform or discharge any of the PC's or Dr. Levin's obligations other than the Assumed Liabilities. Except for the Assumed Liabilities, OMEGA and Dr. Levin expressly agree that OMEGA is acquiring the Assets free and clear of all liens, claims and encumbrances.

This Bill of Sale and Assignment is executed and delivered in connection with the Affiliation Agreement and Asset Purchase Agreement entered into by and between the PC, Dr. Levin and OMEGA dated as of August ___, 1998.

         WITNESS the execution under seal as of this ____ day of August, 1998.


                                    RICHARD A. LEVIN D.D.S., INC.


                                    By:___________________________
                                    Richard A. Levin, D.D.S. President


                                    By:___________________________
                                    Nancy M. Levin, Secretary


                                    RICHARD A. LEVIN D.D.S.


                                    By:___________________________
                                    Richard A. Levin, D.D.S.


ACCEPTED:

OMEGA ORTHODONTICS, INC.

By:      ____________________
         Robert Schulhof, President

By:      ____________________
         Edward Mulherin, CFO

Schedule I

Excluded Assets

1.  All cash in all Dr. Levin and P.C. bank accounts

2.  Three (3) items of furniture:

    (a) "Oak wash stand" in waiting room
    (b) "Oak display cabinet" in waiting room
    (c) "Cherrywood antique dental cabinet" in consulting room

3.  Two (2) lap-top computers (not in office)

4.  Three (3) cellular telephones

5.  Two (2) pagers

6.  1998 Lexus (leased by P.C.)

7.  Any and all cameras and photographic equipment

8. All work-in-progress agreements with PC patients (as shown on patient cards provided to OMEGA).

Exhibit Y

List of Contracts

None.

Schedule 1

Representations and Warranties of
Dr. Levin and the PC to OMEGA

     Dr. Levin and the PC hereby represents and warrants to OMEGA as follows:

     1. The Orthodontic Practice. The Assets of the Orthodontic Practice are owned 100% by Dr. Levin and the PC. Dr. Levin and the PC have the full power to conduct business as currently conducted by the Orthodontic Practice and to own and lease the property he and it purports to own.

     2. Authorization of Transaction. All necessary action has been taken by Dr. Levin and the PC to authorize the execution of this Agreement by Dr. Levin, and the delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement is the valid and binding obligation of the PC and Dr. Levin, enforceable against the PC and Dr. Levin in accordance with its terms.

     3. Present  Compliance with  Obligations  and Laws.  Except as disclosed on
Exhibit X attached to this Schedule, there is not: (a) a default in the performance of any obligation, agreement or condition of any debt instrument from the PC and Dr. Levin which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (b) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which the PC and Dr. Levin is a party or by which either of them or the Assets are bound; or (c) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Levin, the PC or the Assets.

     4. No Conflict of Transaction with Obligations and Laws.

     (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Levin is a party, or give any person the right to accelerate any indebtedness or terminate any right; (ii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Dr. Levin is a party or by which he or the Assets are bound; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to Dr. Levin, the PC or the Assets.

     (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Dr. Levin and the PC do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

     5. Investigations and Licenses.

     (a) Dr. Levin has all necessary licenses to practice orthodontics in the state of California.

     (b) Dr. Levin is not subject to any investigation, whether threatened, current or pending, under which Dr. Levin may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Levin's license to practice orthodontics and Dr. Levin is not subject to any investigation, whether threatened, current or pending by a commercial third-party payor.

     6. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the PC. To the best knowledge of Dr. Levin, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Orthodontic Practice as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     7. Property; Liens; Condition.

     (a) Except as set forth on Exhibit X to this Schedule, the PC or Dr. Levin has good and marketable title to all of the Assets, including without limitation, all personal property, machinery and equipment used or owned by the Orthodontic Practice (the "Equipment"), free of liens and encumbrances (the "Property"). All the Property owned or leased by the PC is in good repair, has been well maintained, substantially conforms with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order, except as stated on Schedule II, attached hereto and made a part hereof. OMEGA hereby acknowledges and agrees that it is purchasing and accepting all of the Assets in an "AS-IS" condition as of this date, without any representations or warranties as to the condition thereof..

     (b) No other practice or person owns any of the assets necessary for the operation of the Orthodontic Practice. The Orthodontic Practice does not operate any of its practice through any other entities or persons.

     9. Payment of Taxes. The PC has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and has paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the purchase of the Assets pursuant to this Agreement shall be paid or provided for by the PC and Dr. Levin after the Closing out of the Consideration to be received upon consummation of this Agreement.

     10. Absence of Undisclosed Liabilities and Changes.

     (a) As of the date of the Financial Statement, to the best knowledge of Dr. Levin, The PC had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due) relating to the Orthodontic Practice, except
(i) liabilities stated or adequately reserved against on the Financial Statement, (ii) liabilities not in excess of $5,000 arising in the ordinary course of business since the date of the Financial Statement, and (iii) liabilities disclosed in Exhibit X to this Schedule. To the best knowledge of Dr. Levin there is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Orthodontic Practice which has not been specifically disclosed herein or in Exhibit X to this Schedule.

     (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

          (i) any change in the financial condition, properties, assets, liabilities, business or operations of the Orthodontic Practice, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Orthodontic Practice;

          (ii) any mortgage, encumbrance or lien placed on any of the Property, or the property subject to any lease, or which remains in existence on the date hereof or at the time of Closing; or

          (iii) any obligation or liability incurred by The PC or by Dr. Levin relating to the Orthodontic Practice other than obligations and liabilities incurred in the ordinary course of business and disclosed on Exhibit X attached to this Schedule.

     11. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of Dr. Levin, threatened against the Orthodontic Practice or Dr. Levin, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of Dr. Levin, threatened against or involving Dr. Levin or the Orthodontic Practice, and to the best the knowledge of Dr. Levin, there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Orthodontic Practice or Dr. Levin is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Levin or the Orthodontic Practice.

     12. Insurance. Dr. Levin has possessed occurrence professional liability coverage for the five (5) years prior to the date of this Agreement protecting the Orthodontic Practice and Dr. Levin from any professional malpractice liability that might arise because of the Orthodontic Practice's or Dr. Levin's practice activities over the preceding five (5) years.

EXHIBIT X

                       Exceptions to Representations and
                           Warranties of Dr. Levin to
                                     OMEGA

DR. LEVIN AND COUNSEL PROVIDE, IF ANY

None.

Schedule 2

Representations and Warranties of
OMEGA to Dr. Levin

     OMEGA hereby represents and warrants to Dr. Levin as follows:

     1. Organization of OMEGA. That it is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

     3. Litigation. There is no litigation or other legal or administrative proceeding pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     4. No Conflict of Transaction with Obligations and Laws.

     (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which OMEGA is a party, or give any person the right to accelerate any indebtedness or terminate any right;
(ii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which OMEGA is a party or by which its Assets are bound; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to OMEGA.

     5. Financial Statement. Attached as Exhibit AA to the Agreement is the Financial Statement (10-K) of OMEGA. To the best knowledge of OMEGA, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of OMEGA as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     6. Absence of Undisclosed  Liabilities and Changes.  Except as disclosed in
Exhibit X to this Schedule, since the date of the Financial Statement (10-K) there has not been any change in the financial condition, properties, assets, liabilities, business or operations of OMEGA, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to OMEGA;

     7. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of OMEGA, threatened against OMEGA, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of OMEGA, threatened against or involving OMEGA, and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which OMEGA is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of OMEGA.

EXHIBIT C

                           NON-COMPETITION AGREEMENT